Exhibit No. 10.2
Form 10-QSB
Buyers United, Inc.
File No. 0-26917

                            PURCHASE OPTION AGREEMENT

     THIS PURCHASE OPTION AGREEMENT is made and entered into as of the 1st day of October 2003 by and between BUYERS UNITED, INC., a Delaware corporation ("Buyers") and MICHAEL L. SHELTON, an individual ("Shelton") and DAVID O. PETERSON, an individual ("Peterson").

                                    Recitals

     A. Buyers is a party to the Cooperation and Management Agreement dated October 1, 2003 with MyACD, Inc. ("MyACD"). Shelton is the holder of record of 6,510,000 shares of the common stock of MyACD (the "Shelton Shares"), and Peterson is the holder of record of 700,000 shares of the common stock of MyACD (the "Peterson Shares"). The Shelton Shares and the Peterson Shares (collectively the "MyACD Shares") are all of the issued and outstanding shares of common stock of MyACD.

     B. As an inducement to Buyers to enter into the Cooperation and Management Agreement, and in consideration of the benefits to be derived by Shelton and Peterson there under as the stockholders of MyACD, Shelton and Peterson desire to grant to Buyers the right and option to purchase all of the MyACD Shares as provided herein. This is the Purchase Option Agreement contemplated by Section
3.1 of the Cooperation and Management Agreement.

                                    Agreement

     NOW, THEREFORE, for and in consideration of the foregoing recitals and the terms and conditions hereinafter set forth, the parties hereto agree as follows:

     Section 1. Grant of Option. Each of Shelton and Peterson hereby grant to Buyers an option to purchase all, but not part, of the MyACD Stock on the following terms and conditions.

     (a) The option to purchase the MyACD Stock may be exercised by written notice given by Buyers to Shelton and Peterson at any time prior to 5:00 P.M. Mountain Time on September 30, 2004.

     (b) The total purchase price for the MyACD Stock is $6,211,384, which is allocated $5,629,846 to purchase of the Shelton Stock and $581,538 to purchase of the Peterson Stock.

     (c) Payment of the purchase price for the MyACD Stock and delivery of the certificates representing the MyACD Stock duly endorsed for transfer shall occur at a closing (the Closing") to be held at 10:00 A.M. Mountain Time at the offices of Cohne, Rappaport & Segal, P.C., 525 East 100 South, 5th Floor, Salt Lake City, Utah 84102 (or such other location within Salt Lake County, Utah as Cohne, Rappaport & Segal, P.C. may designate by written notice to the parties to this Agreement) on the 15th business day following the date notice of exercise of the option is given pursuant to this Section 1.

     (d) At the Closing Buyers shall make payment of the purchase price for the MyACD Stock:

          (i) To Shelton, by delivery of a promissory note in the form attached hereto as Exhibit A ("Shelton Note") in the principal amount of $5,629,846, the payment of which will be secured by a pledge of the Shelton Stock pursuant to the Security and Pledge Agreement attached hereto as Exhibit B; and

          (ii) To Peterson, by delivery of a promissory note in the form attached hereto as Exhibit C ("Peterson Note") in the principal amount of $581,538, the payment of which will be secured by a pledge of the Peterson Stock pursuant to the Security and Pledge Agreement attached hereto as Exhibit D.

     Section 2. Additional Deliveries. At the Closing Buyers shall also deliver:

     (a) To Shelton, a written offer to employ Shelton on the terms set forth in the Employment Agreement attached as Exhibit E to this Agreement (the "Shelton Agreement") and, upon acceptance of such offer by Shelton, an option to purchase 25,000 shares of the common stock of Buyers in the form and on the terms set forth in Exhibit F attached hereto; and

     (b) To Peterson, a written offer to employ Peterson on the terms set forth in the Employment Agreement attached as Exhibit G to this Agreement (the "Peterson Agreement").

      Section 3.  Additional Covenants.

     (a) So long as any of the payment obligations under the Shelton Note or the Peterson Note remain outstanding and unpaid (the "Payout Period"), Buyers agrees to keep and maintain the separate corporate existence of MyACD as a wholly owned subsidiary of Buyers, and during such period MyACD shall retain sole ownership and all rights in and to the capabilities, ideas, software, products, practices, patents, know-how, trademarks, copyrights, copyright registrations and applications for registration, inventions, designs, methods, trade secrets, specifications, processes, plans, concepts, technical information, data, and other information that comprise the "Enhanced Services," "Intellectual Property," and "Confidential Information" as those terms are defined in the Cooperation and Management Agreement and incorporated herein by this reference.

     (b) During the Payout Period Buyers agrees: (A) not to disclose any Confidential Information transferred or disclosed to it by MyACD; (B) to protect the Confidential Information from unauthorized dissemination and use and may, in doing so, use the same degree of care that it uses to protect its own like information, but Buyers must use at least the degree of care that is reasonable under the circumstances; and (C) not to disclose to third parties the Confidential Information without the prior written consent of Shelton.

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

     (c) During the Payout Period MyACD shall not incur, and Buyers agrees not to permit or allow MyACD to incur, any debt or liability for goods and services other than the same usual and customary debts and liabilities that MyACD incurred in the ordinary course of its business as conducted prior to the date of Closing. During the Payout Period MyACD shall not suffer or permit, and Buyers agrees not to permit or allow MyACD to suffer or permit, any sale, transfer, or other disposition of, or any encumbrance, security interest, or lien upon, any of the property or assets of MyACD, except for purchase money security interests or capital lease obligation with respect to equipment used in the business of MyACD and owned or leased by MyACD, and shall not grant or transfer to any Person any license, right to acquire, or other interest in or to any Intellectual Property.

     (d) Upon the occurrence of and the continuation of any payment default under the Shelton Note or the Peterson Note, Buyers agrees that it shall not, except for the benefit of MyACD, in any way, directly or indirectly, through affiliates, subsidiaries, employees, agents, or otherwise: (i) manage, profit from, direct, operate, control, be employed by, associated with, engage in, or participate in any of the foregoing, or otherwise advise or assist in any way or be connected with or directly or indirectly own as partner, shareholder (other than holdings of less than five percent in publicly-traded companies), proprietor, member, advisor, or consultant or otherwise or have any investment, interest in or right with respect to any enterprise, entity, or business which engages, at any location, in the business of offering or selling any product or service that is the same as, competitive with or similar to Enhanced Services;
(ii) induce or attempt to induce any customers of MyACD or Buyers to terminate business with MyACD or its affiliates; or (iii) divert or attempt to divert from MyACD or its affiliates any business with any MyACD customers or Buyers customers. In the event Shelton and Peterson foreclose upon and take possession of the MyACD Stock under their respective Security and Pledge Agreements, the foregoing restrictions will continue through the third anniversary of the date of the payment default that gives rise to the foreclosure.

     (e) Upon the occurrence of and the continuation of any payment default under the Shelton Note or the Peterson Note, Buyers agrees that it shall not, directly or indirectly, solicit for the purposes of employment, attempt to solicit for the purposes of employment, offer employment, hire, employ, or continue to employ; any person who is; or any person who within the previous two years has been, employed by MyACD, or one of its affiliates, or to persuade any such person to leave the employ of MyACD or such affiliates. In the event Shelton and Peterson foreclose upon and take possession of the MyACD Stock under their respective Security and Pledge Agreements, the foregoing restrictions will continue through the third anniversary of the date of the payment default that gives rise to the foreclosure.

     (f) A breach of the covenants of this Section 3 would substantially injure MyACD in ways that cannot be remedied fully by money damages. Therefore, Buyers' breach or threatened breach of this Section 3 will entitle Shelton and Peterson to equitable relief (including orders for specific performance and injunctions), as well as monetary damages.

     Section 4.  Transition and Tax Matters

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

     (a) Upon exercise of the option under Section 1 of this Agreement, Buyers shall pay to MyACD prior to the Closing all payments under Section 2.3(b) of the Cooperation and Management Agreement due prior to the date of Closing and a final prorated payment for the period from the date of the last scheduled payment under Section 2.3(b) prior to the Closing to the date of Closing.

     (b) After the date of Closing, any amount payable under Section 2.3(d)(v) of the Cooperation and Management Agreement shall be deemed paid as of the date of Closing and shall be distributed when the payment is calculated to the stockholders of MyACD immediately prior to the Closing in proportion to their interest, all so that the payment is treated as income to MyACD as of the date of Closing and a distribution to its stockholders.

     (c) Following exercise of the option and prior to the Closing, the parties agree and acknowledge that the cash of MyACD shall be applied in the following priority: (i) first, to payment of MyACD's trade and accounts payable that become due in accordance with their terms up to the date of Closing; (ii) second, to payment or reserve of all wages and salaries (including applicable tax withholdings) accrued in the ordinary course of business up to the date of Closing; (iii) third, to payment of a pro rata distribution to those persons who are stockholders of MyACD immediately prior to the Closing of the Estimated Tax Liability, as defined below, after taking into account the estimated amount payable to the stockholders under Section 4(b), above; (iv) fourth, to payment in reduction of the principal amount of the equipment note payable to Shelton in the principal amount of approximately $189,000 (the "Shelton Debt"); and (v) last, to the stockholders in proportion to their stock ownership in MyACD. For purposes of this provision, the "Estimated Tax Liability" is the amount of 44.6 percent of the MyACD net income from line 21 on Form 1120S for the short tax year of MyACD ending on the date of Closing.

     (d) At the Closing MyACD shall issue and deliver to Shelton a note in the principal amount of the Shelton Debt that remains unpaid after the payment contemplated by Section 4(c), above, that bears interest at the rate of eight percent per annum and is payable in arrears in 12 equal monthly installments beginning on the date that is one month following the date of the Closing.

     (e) As to tax matters, each of Shelton and Peterson represents as of the date of this Agreement and as of the date of Closing as follows:

          (i) MyACD has filed all tax returns that they were required to file under applicable laws and regulations. All such tax returns were correct and complete in all respects and have been prepared in substantial compliance with all applicable laws and regulations. All taxes due and owing by MyACD, including without limitation, all withholding and employment taxes have been paid. MyACD is not the beneficiary of any extension of time within which to file any tax return. There are no liens for taxes (other than taxes not yet due and payable) upon any of the assets of MyACD.

          (ii) MyACD has withheld and paid all taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

          (iii) MyACD has been a validly electing S corporation within the meaning of Section 1361 and 1362 of the Internal Revenue Code of 1986 (the "Code") at all times during its existence and will be an S corporation either up to and including the day before the Closing, if no election is made under Section 4(f), below, or up to and including the day of Closing, if such election is made.

     (f) Upon the mutual consent of Buyers and Shelton, MyACD and each of Shelton and Peterson shall join with Buyers in making an election under Code
Section 338(h)(10) (and any corresponding election under state, local, and foreign tax law) with respect to the purchase and sale of the MyACD Stock hereunder (collectively, a 338(h)(10) Election"). Shelton and Peterson Sellers shall include any income, gain, loss, deduction, or other tax item resulting from the 338(h)(10) Election on their tax returns to the extent required by applicable law. If the 338(h)(10) Election is made, the parties agree that the purchase price and the liabilities of MyACD (plus other relevant items) will be allocated to the assets of MyACD for all purposes (including Tax and financial accounting) in a manner consistent with Code Sections 338 and 1060 and the regulations there under. The parties shall file all tax returns (including amended returns and claims for refund) and information reports in a manner consistent with such values.

     (g) Buyers shall prepare or cause to be prepared and file or cause to be filed all tax returns for MyACD for all periods ending on or prior to the date of Closing that are filed after the date of Closing. Buyers shall permit Shelton and Peterson to review and comment on each such tax return prior to filing.

     (h) The parties shall cooperate fully, as and to the extent reasonably requested by the other parties, in connection with the filing of tax returns and any audit, litigation, or other proceeding with respect to taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information reasonably relevant to any such audit, litigation, or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

     Section 5.  Representations of Buyers

     (a) Buyers is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. Buyers has all necessary corporate power and authority to carry on its business as now being conducted. Buyers has the necessary corporate power and authority to execute, deliver, and perform this Agreement and the transactions contemplated hereby.

     (b) Buyers has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the performance by Buyers and the consummation of the transactions contemplated hereunder have been duly authorized by the board of directors of Buyers and no other corporate proceedings on the part of Buyers are necessary to authorize this Agreement and the transactions contemplated hereunder. No consent of any person not a party to this Agreement nor consent of or filing with (including any waiting period) any

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

governmental entity is required to be obtained or performed on the part of Buyers to execute, deliver, and perform its obligations hereunder. This Agreement constitutes the legally valid and binding obligation of Buyers enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditor's rights generally.

     (c) Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including performance by Buyers), will (i) violate any constitution, statute, regulation, rule, order, decree, charge, or other restriction of any governmental entity to which Buyers is subject or any provision of the charter or bylaws of Buyers or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which Buyers is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any encumbrance upon any of its assets), except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, or encumbrance could not reasonably be expected to have a material adverse effect on Buyers or on the ability of the parties to consummate the transactions contemplated by this Agreement.

     Section 6.  Representations of Shelton and Peterson

     (a) Shelton represents and for himself that:

          (i) Shelton holds all right, title, and interest in and to the Shelton Stock, free and clear of all liens, claims, interests of others, security interests, or encumbrances, whatsoever, and delivery of the Shelton Stock at the Closing duly endorsed for transfer will transfer and convey good and marketable title to the Shelton Stock free and clear of all liens, claims, interests of others, security interests, or encumbrances, whatsoever;

          (ii) Shelton has full power and authority to execute and deliver this Agreement and to perform his obligations hereunder, no consent of any person not a party to this Agreement is required to be obtained on the part of Shelton to execute, deliver, and perform his obligations hereunder; and this Agreement constitutes the legally valid and binding obligation of Shelton enforceable against him in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditor's rights generally.

     (b) Peterson represents and for himself that:

          (i) Peterson holds all right, title, and interest in and to the Peterson Stock, free and clear of all liens, claims, interests of others, security interests, or encumbrances, whatsoever, and delivery of the Peterson Stock at the Closing duly endorsed for transfer will transfer and convey good and marketable title to the Peterson Stock free and clear of all liens, claims, interests of others, security interests, or encumbrances, whatsoever;

          (ii) Peterson has full power and authority to execute and deliver this Agreement and to perform his obligations hereunder, no consent of any person not a party to this Agreement is required to be obtained on the part of Peterson to execute, deliver, and perform his obligations hereunder; and this Agreement constitutes the legally valid and binding obligation of Peterson enforceable against him in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditor's rights generally.

     Section 7. Restriction on Transfer. Prior to the termination of this Agreement, each of Shelton and Peterson agrees for himself that he will not sell, transfer, assign, or in any way alienate any of the MyACD Stock, whether now owned or hereafter acquired, or any right or interest therein, whether voluntarily or by operation of law, or by gift or otherwise, without the prior written consent of Buyers. In the event of any disposition of the MyACD Stock by reason of the death of either Shelton or Peterson prior to the termination of this Agreement, each of them covenants and agrees that his estate and any beneficiary taking there under shall be bound by the terms and conditions of this Agreement. Any purported transfer in violation of any provision of this Agreement shall be void and ineffectual, and shall not operate to transfer any interest or title to the purported transferee. The certificate or certificates representing the MyACD Stock subject to this Agreement shall not be assigned or otherwise disposed of during the continuance of this Agreement except as herein provided. The stock certificates for the MyACD Stock shall contain a legend in substantially the following form:

          THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS AGAINST SALE AND TRANSFER SET FORTH IN A PURCHASE OPTION AGREEMENT DATED OCTOBER 1, 2003, AND NO SALE, TRANSFER, OR ENCUMBRANCE OF THE SHARES SHALL BE EFFECTIVE UNLESS MADE IN ACCORDANCE WITH THE TERMS OF SAID AGREEMENT. A COPY OF THE PURCHASE OPTION AGREEMENT MAY BE EXAMINED AT THE PRINCIPAL OFFICES OF THE COMPANY.

     Section 8.  Miscellaneous.

     (a) This Agreement shall be governed by, enforced, and construed under and in accordance with the laws of the state of Utah.

     (b) In the event that any party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the non-prevailing party shall reimburse the prevailing party for all costs, including reasonable attorneys' fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

     (d) This Agreement, including the exhibits hereto, represents the entire agreement between the Parties relating to the subject matter hereof. There are no other courses of dealing, understandings, agreements, representations, or warranties, written or oral, except as set forth herein.

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

     (e) This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument.

     (f) Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any party of the performance of any obligation by the other party shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing. Due to the unique nature of the relationship between the parties and the rights conferred hereunder, either party is entitled to seek and obtain as a remedy for any breach or threatened breach hereof specific performance, in addition to any other remedy available at law or in equity. At any time prior to the Closing this Agreement may be amended by a writing signed by all parties hereto with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance hereof may be extended by a writing signed by the party for whose benefit the provision is intended.

     (g) All notices, requests, demands, and other communications made in connection with this Agreement shall be in writing and shall be deemed to have been duly given on the date of delivery if delivered by hand, or twelve (12) hours after facsimile transmission to the persons identified below, or five days after mailing if mailed by certified or registered mail postage prepaid return receipt requested addressed as follows:

             To Buyers at:               Buyers United, Inc.
                                         13751 So. Wadsworth Park Drive,
                                         Suite 200
                                         Draper, Utah 84020
                                         Attention: Paul Jarman
                                         Fax: (801) 715-5022

             With a copy to:             Cohne, Rappaport & Segal, P.C.
                                         525 East 100 South, 5th Floor
                                         Salt Lake City, Utah 84102
                                         Attention: Mark E. Lehman, Esq.
                                         Fax: (801) 355-1813

             To Shelton at:              5744 South Turner Drive
                                         Salt Lake City, Utah  84121
                                         Fax: (801) _____________

             To Peterson at:             ________________________________
                                         _____________________, Utah ______
                                         Fax: (801) _____________


Either party may change its address for notices by notice duly given pursuant to this Section 7(g).

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


     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above set forth.

Buyers United Inc.

By: /s/ Paul Jarman, President

Shelton

/s/ Michael L. Shelton

Peterson

/s/ David O. Peterson

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